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                                                                    Exhibit 99.1

                                                                   June 20, 2001
                                                For Further Information Contact:
                                                Jerry Francis, CEO, City Holding
                                                                  (304) 769-1112

                  City Holding Adopts Stockholder Rights Plan
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     CHARLESTON, WV -- City Holding Company (Nasdaq - NMS: "CHCO") announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of July 1, 2001 will receive rights to purchase shares of a new series of preferred stock.

     The Rights Plan is designed to enable all City Holding stockholders to realize the full long-term value of their investment in the event an unsolicited offer is made to acquire or merge with the Company. The adoption of the Rights Plan is intended as a means to protect against coercive takeover tactics and to improve City Holding's ability to negotiate with potential acquirers. The Rights Plan was not adopted in response to any effort to acquire control of City Holding.

     The rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan. The rights will be exercisable only if a person or group acquires 15 percent or more of City Holding's common stock. If a person acquires 15 percent or more of City Holding's common stock, all rights holders except the buyer will be entitled to acquire that number of shares of City Holding common stock having at that time a market value equal to two times the then current exercise price. The exercise
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price will initially be $40 per Right, subject to adjustment for certain events.
These provisions are intended to discourage acquisitions of 15 percent or more of City Holding's common stock without negotiations with the Board.

     The rights will trade with City Holding's common stock, unless and until they are separated upon the occurrence of certain future events. City Holding's Board of Directors may redeem the rights at a price of $.01 per Right prior to the time a person acquires 15 percent or more of City Holding's common stock.

     A copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

     City Holding Company is the parent company of City National Bank of West Virginia; Del Amo Savings Bank, FSB; Frontier State Bank; and City Financial Corporation. In addition to its banking divisions, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

     Information contained in this news release includes forward-looking information. Such forward-looking information involves risks and uncertainties and is provided to assist investors and Company shareholders in understanding anticipated operations of the Company, including employment of a new vice president in charge of risk management. The Company disclaims any intent or obligation to update this forward-looking information.

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